Exhibit 11.1

                            Asante Technologies, Inc.
                        Calculation of Earnings per Share
                    (in thousands, except per share amounts)

                                                                                  Year ended
                                                              --------------------------------------------------
                                                                September 28,    September 30,   September 30,
                                                                   1996             1995              1994
                                                              --------------------------------------------------
Net income for calculation of earnings per share               $          (457)  $       (3,705)  $         1,125
                                                               ===============   ==============   ===============


Average number of common and common equivalent shares:
     Weighted average common shares outstanding                          8,718            8,288             7,623
     Dilutive common stock equivalents:
         Common stock options, using treasury stock method                 279              *               1,150
                                                               ---------------   --------------   ---------------
Common and common equivalent shares to be used in the
     calculation of net income per share                                 8,997            8,288             8,773
                                                               ===============   ==============   ===============
Earnings per share                                             $         (0.05)  $        (0.45)  $          0.13
                                                               ===============   ==============   ===============

* Antidilutive